Alexion Announces Planned Retirement of Stephen Squinto, Ph.D., Company Co-Founder and Chief Global Operations Officer, in January 2015

•	Alexion Executive Julie O’Neill to Succeed Dr. Squinto as Executive Vice President, Global Operations –

•	Dr. Squinto to Chair Alexion’s Newly Formed Scientific Advisory Board Starting in January-

CHESHIRE, Conn.—Nov. 10, 2014--Alexion Pharmaceuticals, Inc. (NASDAQ:ALXN) today announced the planned retirement of company co-founder Stephen Squinto, Ph.D., effective January 1, 2015.
Dr. Squinto currently serves as Executive Vice President, Chief Global Operations Officer. He co-founded Alexion in 1992 with Leonard Bell, M.D., the Company’s principal founder and current Chairman and Chief Executive Officer. Throughout his tenure, Dr. Squinto has been instrumental in building the Company into a global leader in the development, manufacturing and delivery of biotechnology therapeutics.
Dr. Squinto has held numerous leadership positions at Alexion prior to his current role, including Executive Vice President, Head of Research and Development. While in that role Dr. Squinto led the development of eculizumab for patients with atypical hemolytic uremic syndrome, resulting in a second approved indication for Soliris® (eculizumab) in the United States, Europe and Japan. He also contributed significantly to Alexion’s acquisition and further development of asfotase alfa as a potential treatment for patients with hypophosphatasia.
Upon Dr. Squinto’s retirement from Alexion on January 1, 2015, he will be the Chair of a newly formed Scientific Advisory Board that will provide strategic input into Alexion’s discovery science and pipeline. Dr. Squinto and the Scientific Advisory Board will work directly with Dr. Martin Mackay, Executive Vice President and Global Head of Research and Development. Alexion’s Scientific Advisory Board will be comprised of world-class scientists with expertise in key areas of focus at Alexion.
“For the past 22 years, Steve has been a partner in medical innovation, helping to build Alexion from our initial handful of employees to our current multinational footprint with operations serving patients in over 50 countries around the world. The entire Alexion organization thanks him for his tremendous contributions toward advancing our mission to transform the lives of patients suffering with severe and life-threatening diseases. Although I will miss Steve’s daily presence upon his retirement, we are very pleased that he will continue to help us drive innovation by both establishing and serving as Chair of our newly formed Scientific Advisory Board,” said Dr. Bell.
“I’m very excited to continue my strong working relationship with Martin and his R&D team as we build a best in class Scientific Advisory Board focused on the identification of highly innovative new technologies and products. I am especially gratified that this opportunity can help us to further accelerate Alexion’s development of potential treatments for patients with the greatest need for transformative care,” said Dr. Squinto.
Ms. Julie O’Neill to Succeed Dr. Squinto
With Dr. Squinto’s retirement, and as part of Alexion’s established succession planning, Alexion is pleased to announce the promotion of Ms. Julie O’Neill to the position of Executive Vice President, Global Operations, effective January 1, 2015. Ms. O’Neill will report directly to the Chairman and Chief Executive Officer, Dr. Leonard Bell. She joined Alexion in February 2014 as Senior Vice President, Global Manufacturing Operations, serving simultaneously as Alexion’s General Manager for Ireland. Ms. O’Neill has been responsible for leading all aspects of the Company’s global supply chain operations, including the ongoing expansion into Ireland, announced earlier in 2014, and improvements to Alexion’s manufacturing plant in Smithfield, Rhode Island.
“I congratulate Julie on her promotion to Executive Vice President, Global Operations,” stated Dr. Bell. “Julie has a strong track record as an outstanding leader in both manufacturing and quality operations. At Alexion, she has been instrumental in expanding and improving our manufacturing and supply chain operations in the US, Europe, and Asia, our build out of additional supply chain facilities and operations in Ireland, the recruitment of an increasingly talented team, and in improving quality operations across Alexion.”
Prior to joining Alexion, Ms. O’Neill held leadership positions in pharmaceutical manufacturing and quality for more than 20 years. Most recently, Ms. O’Neill was Vice President of Operations and General Manager for Ireland at Gilead Sciences, where she established the company’s Irish subsidiary and plant operations and held other cross-functional global leadership roles. Previously, Ms. O’Neill held leadership positions in operations, manufacturing and quality functions at Burnil Pharmacies and Helsinn Birex Pharmaceuticals. She serves as the Chairperson for the National Standards Authority of Ireland and is a member of the Governing Body of University College Cork, and is a past president of the Irish Business Employers’ Confederation. Ms. O’Neill has a Bachelor’s of Science in Pharmacy from University of Dublin, Trinity College, and an MBA from University College Dublin.
About Alexion
Alexion is a biopharmaceutical company focused on serving patients with severe and rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is the global leader in complement inhibition and has developed and markets Soliris® (eculizumab) as a treatment for patients with PNH and aHUS, two debilitating, ultra-rare and life-threatening disorders caused by chronic uncontrolled complement activation. Soliris is currently approved in nearly 50 countries for the treatment of PNH and in nearly 40 countries for the treatment of aHUS. Alexion is evaluating other potential indications for Soliris in additional severe and ultra-rare disorders beyond PNH and aHUS, and is developing other highly innovative biotechnology product candidates, including asfotase alfa, across multiple therapeutic areas. This press release and further information about Alexion can be found at: www.alexionpharma.com.
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